Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-190957 and 333-225437) and Form S-3 (Nos. 333-213029 and 333-216006) of Eastman Kodak Company of our report dated March 17, 2020 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Rochester, New York
March 17, 2020